Exhibit 99.12

March 1, 2019

One Horizon Group, Inc.

34 South Molton Street

London W1K 5RG, United Kingdom

Zhanming Wu

c/o Dachao Asset Management (Shanghai) Co., LTD.

No. 868 Puming Road

Building No. 5, Room 703

Shanghai, China 200120

RE: Letter Agreement re: Dismissal of Actions

Dear Mr. Wu:

Reference is made to that certain Settlement Agreement dated as of October 15, 2018, by and among Zhanming Wu (“Wu”), One Horizon Group, Inc. (the “Company”), Mark White, a director, stockholder, President and Chief Executive Officer of the Company, Martin Ward, a director, stockholder and Chief Financial Officer of the Company, Richard Vos, a director of the Company, Nicholas Carpinello, a director of the Company, and Robert Law, a director of the Company (the “Settlement Agreement”). Capitalized terms used in this letter agreement (the “Agreement”) but not defined herein shall have the meanings ascribed to them in the Settlement Agreement.

Pursuant to and as provided in the Settlement Agreement, the parties hereby agree to dismiss the following two actions pending before the Delaware Court of Chancery: (1) Zhanming Wu, plaintiff, adv. Mark White, Martin Ward, Richard Vos, Nicholas Carpinello, and Robert Law, defendants, and One Horizon Group, Inc., Nominal Defendant, C.A. No. 2018-0427-JRS (“225 Action”); and (2) Zhanming Wu, plaintiff, adv. Mark White, Martin Ward, Richard Vos, Nicholas Carpinello, and Robert Law, defendants, and One Horizon Group, Inc., Nominal Defendant, C.A. No. 2018-0387-JRS (“Injunction Action” and together with the 225 Action, the “Actions”).

In consideration of the parties’ agreement to dismiss the Actions, the parties hereto desire to confirm, and hereby agree to, the following:

(i)	Dismissal of the Actions shall in no way waive or constitute a waiver of any of the rights or obligations of the Company or Wu under the Settlement Agreement, including, but not limited to, (A) the obligations of the Company under Section 2.1 of the Settlement Agreement (including to keep the registration statement with respect to Wu shares (File No. 333-227971) continuously effective during the Effectiveness Period), under Section 2.2 of the Settlement Agreement (including consenting to the removal of the restrictive legend from the Investor Shares and any shares of the Company’s common stock held by Wu), and under Section 2.3 of the Settlement Agreement (including issuing Investor Notes upon exercise of the Investors’ put rights thereunder) and (B) Wu’s rights under the Settlement Agreement relating to or implicated by the Company’s actions to voluntarily delist its common stock from The Nasdaq Stock Market LLC.

March 1, 2019 Page 2

(ii)	For the avoidance of doubt, and not in limitation or waiver of any rights or obligations of the Company or Wu under the Settlement Agreement:

a.	The Company consents to the removal of the restrictive legend from the certificates representing Wu’s shares of the Company’s common stock, including Wu’s shares of the Company’s common stock represented by Certificate No. 6089, and the certificates representing the Investor Shares and, in each case, will instruct its counsel to prepare a legal opinion to the Company’s transfer agent in support thereof and to otherwise use reasonable commercial efforts to facilitate the removal of the restrictive legend from such shares, including in connection with any sales of the foregoing shares.

b.	The Company will deliver to Wu within 10 business days of the date hereof a hard copy original of the 7% Promissory Note referenced in the Settlement Agreement.

c.	Within 10 business days after the date that the Company’s common stock is delisted from The Nasdaq Stock Market LLC, the Company shall file a registration statement on Form S-1 to register all shares of the Company’s common stock then owned by Wu and use its commercially reasonable efforts to cause such registration statement to become effective and take all actions necessary in order to keep such registration statement effective and current during the Effectiveness Period. In addition, within 10 business days of any date after the Company’s common stock is delisted from The Nasdaq Stock Market LLC and Wu’s shares may be registered and sold pursuant to a registration statement on Form S-3, the Company shall file a new registration statement on Form S-3 to register all shares of the Company’s common stock then owned by Wu and use its commercially reasonable efforts to cause such registration statement to become effective and take all actions necessary in order to keep such registration statement effective and current during the Effectiveness Period.

d.	From and after any date that the Company’s common stock is delisted from The Nasdaq Stock Market LLC until the date that Wu ceases to own any shares of the Company’s common stock, the Company will use its reasonable best efforts to cause its common stock (including the Registrable Securities held by Wu) to be re-listed on The Nasdaq Stock Market LLC or another national securities exchange and thereafter to maintain the listing of the Company’s common stock (including the Registrable Securities held by Wu) on The Nasdaq Stock Market LLC or another national securities exchange.

This Agreement shall not be effective until the dismissal of the Actions. The Company shall take no action to revoke the confirmations and agreements contained herein and this Agreement shall automatically become effective upon dismissal of the Actions.

This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of Delaware, without giving effect to principles of conflicts of law thereunder.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute and deliver this Agreement as of the first date written above.

WU:
One Horizon Group, Inc.	/s/ Zhanming Wu
Zhanming Wu

By:	/s/ Mark White
Name: Mark White
Title: President and Chief Executive Officer